10f-3 REPORT

SMITH BARNEY MUNI FUNDS
NATIONAL PORTFOLIO

August 1, 2003 through October 31,2003

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)

California GO	10/30/2003	Bank of America Securities	$1,000,000	$98.327	0.17%	A
 5.250% due 11/1/29

Golden State Tobacco	9/25/2003	Bear Stearns	5,000,000	97.896	0.19
 Asset Backed 5.000% due 6/1/38

Massachusetts Water Abatement	10/10/2003	Goldman Sachs	1,000,000	102.988	0.64	B
 5.250% due 8/1/28

New York City Water	9/10/2003	Goldman Sachs	3,000,000	97.812	1.38
 5.000% due 6/15/35

San Diego California University	8/7/2003	Bank of America	5,000,000	98.455	2.86	C
 School District GO
  Election 98E 5.000% due 7/1/28

(1) Represents purchases by all affiliated funds and discretionary Accounts;
       may not exceed 25% of the principal amount of the offering.

A-Includes purchases of $2,000,000 by other affiliated mutual funds and discretionary accounts.
B-Includes purchases of $1,000,000 by other affiliated mutual funds and discretionary accounts.
C-Includes purchases of $5,000,000 by other affiliated mutual funds and discretionary accounts.